Exhibit 1
NOTICE OF SUPPLEMENTAL INDENTURE
AND
SUBSTITUTION OF OBLIGOR

6⅞% SENIOR NOTES DUE 2017 OF FMC FINANCE III S.A.

June 20, 2011

To the Holders of the
6⅞% Senior Notes due 2017
of FMC Finance III S.A.:

This Notice of Supplemental Indenture and Substitution of Obligor is given pursuant to Section 9.3 of the Indenture dated as of July 2, 2007 (the “Indenture”) among FMC Finance III S.A., a corporation under the laws of Luxembourg (the “Original Issuer”), Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany (the “Company”), Fresenius Medical Care Holdings, Inc., a New York corporation (“FMCH”) and Fresenius Medical Care Deutschland GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (“FMCD” and, together with the Company and FMCH, the “Guarantors”), and U.S. Bank National Association, as Trustee (the “Trustee”), relating to the 6⅞% Senior Notes due 2017 of the Original Issuer (the “6⅞% Senior Notes”).

Fresenius Medical Care US Finance, Inc., a Delaware corporation (the “Successor Issuer”), has acquired substantially all of the properties and assets of the Original Issuer and assumed substantially all of the liabilities of the Original Issuer including, without limitation, all of the obligations of the Original Issuer under the 6⅞% Senior Notes and the Indenture.  The Original Issuer, Successor Issuer, the Guarantors and the Trustee have entered into a Supplemental Indenture dated as of June 20, 2011 (the “Supplemental Indenture”). Pursuant to the Supplemental Indenture, and as authorized by Section 5.1 of the Indenture, the Successor Issuer has assumed the obligations of the Original Issuer under the 6⅞% Senior Notes and the Indenture and has been substituted for the Original Issuer as the obligor under the Indenture and the 6⅞% Senior Notes, and the Original Issuer has been released from all such obligations.

Except as provided in the Supplemental Indenture with respect to the substitution of the Successor Issuer and the release of the Original Issuer, the Indenture, the 6⅞% Senior Notes, and the Guarantors’ Note Guarantees have not been amended and remain in full force and effect.  The 6⅞% Senior Notes remain listed on the Euro MTF Market of the Luxembourg Stock Exchange, and will bear CUSIP Number 35803Q AD9 and ISIN Number US35803QAD97.

A copy of the Supplemental Indenture may be obtained from the Trustee by writing to it at the following address:

U.S. Bank National Association
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attn:           Corporate Trust Administration
Ms. Elizabeth Hammer

Notice is hereby given that the Supplemental Indenture is effective.  Capitalized terms in this notice used without definition have the respective meanings assigned to them by the Indenture, as supplemented by the Supplemental Indenture.

Fresenius Medical Care US Finance, Inc.